UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2018

HOPE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4849715
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3200 Wilshire Blvd, Suite 1400, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 639-1700.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01. Other Events

On May 8, 2018, Hope Bancorp, Inc. (the “Company”) issued a press release announcing the pricing of $200 million aggregate principal amount of its 2.00% convertible senior notes due 2038 (the “Notes”). The Company also granted the initial purchaser of the Notes a 30-day option to purchase up to an additional $30 million in aggregate principal amount of the Notes on the same terms and conditions.

The press release also announced that the Company agreed to repurchase approximately $75 million of its common stock from purchasers of the Notes in privately negotiated transactions effected through the initial purchaser or its affiliates conducted concurrently with the pricing of the Notes. The purchase price per share for these repurchases was equal to the $18.11 per share closing price of the Company’s common stock on May 8, 2018. These share repurchases may increase, or prevent a decrease in, the market price of the Company’s common stock or the Notes, which could result in a higher effective conversion price for the Notes. The remaining capacity for share repurchases (approximately $25 million) is expected to be used in open market or privately negotiated repurchases following the pricing of the Notes as market conditions warrant. The share repurchases are part of a board-approved share repurchase program that authorized the Company to use up to $100 million of the proceeds in the Notes offering to fund share repurchases.

The full text of the press release is furnished hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.         Description of Exhibit

Press release issued on May 8, 2018 by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hope Bancorp, Inc.

Date: May 8, 2018	/s/ Kevin S. Kim
Name: Kevin S. Kim
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

Press release issued on May 8, 2018 by the Company.